EXHIBIT 5.1

May 16, 2000

Cyber-Care, Inc.
1903 S. Congress Ave., Suite 400
Boynton Beach, FL 33426

Re:   Cyber-Care, Inc.
      Registration Statement on Form S-8

Gentlemen:

      We have represented Cyber-Care, Inc., a Florida corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the resale of 6,239 shares ("Shares") of the Company's common stock, par value $.0025 per share ("Common Stock") issued pursuant to the 1999 Employee Stock Purchase Plan (the "Plan"), which is attached as an exhibit to the Registration Statement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

      We are of the opinion that the Shares are legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                  Very truly yours,

                  BREWER & PRITCHARD, P.C.

                  /s/ Brewer & Pritchard, P.C.